Exhibit (a)(60)

FOR IMMEDIATE RELEASE	Media Contacts:	Tad Hutcheson
June 12, 2007		678.254.7442
		tad.hutcheson@airtran.com

Investor Contacts:
Jennifer Shotwell		Judy Graham-Weaver
Or Alan Miller		678.254.7448
Innisfree M&A Incorporated 212.750.5833		judy.graham-weaver@airtran.com

AIRTRAN CALLS ON MIDWEST TO ENTER INTO MERGER DISCUSSIONS

ORLANDO, Fla. (June 12, 2007) — AirTran Holdings, Inc. (NYSE: AAI) today responded to an announcement from Midwest Air Group, Inc. (Amex: MEH) alerting investors that the company would miss its targeted financial results for the second consecutive quarter and for the full year. Earlier this year, Midwest’s management pledged to offer tremendous value to its shareholders by “capitalizing on current industry conditions” (Midwest press release 1/10/07). Today’s action by Midwest, following so closely on its announcement of its new stand-alone strategy to create shareholder value in 2009 and beyond, seriously calls into question not only the Company’s current financial performance which has been repeatedly revised, but also undermines the future projections on which its stand-alone plan is based.

“As we have stated many times over the last several months, AirTran believes that Midwest’s stand-alone plan is flawed,” said Joe Leonard, AirTran’s chairman and chief executive officer. “The basis upon which Midwest’s board of directors rejected our offer in December has materially and significantly changed for the worse. We call upon Midwest’s management and board of directors, once again, to listen to their shareholders and enter into discussions with AirTran to effect a merger.”

AirTran Airways has outlined a plan for growth, economic value to the communities, increased employment and advancement opportunities for employees and an immediate return for shareholders. Midwest is asking shareholders, the communities and employees to wait two more years “to unlock the value” of their plan and to trust in revenue projections for ill-defined product initiatives, but are unable to accurately predict the current quarter. Midwest’s current weak performance highlights the inherent risk and vulnerabilities in their standalone plan.

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As demonstrated by the tender results and as the airline is confident the proxy election will confirm, the Midwest shareholders – the owners of the company – have made it abundantly clear that they see the value in the combination of AirTran Airways and Midwest Airlines. This combination will result in:

•	A stronger, efficient and more competitive company

•	More flights to more cities

•	Increased jobs and advancement opportunity

•	Significant economic benefits to Milwaukee, Kansas City and all the communities we serve

This week, Midwest shareholders again have the opportunity to have their voices heard and counted. By voting for AirTran’s nominees, they are voting to change the dynamics inside the Midwest boardroom and are voting to oppose Midwest’s standalone plan in favor of having the Board and management explore the merits of a combination with AirTran. A combination that will create real value for the shareholders, employees, customers and the communities Midwest serves.

Midwest shareholders who have questions about how to tender their shares may call AirTran’s proxy solicitor, Innisfree M&A Incorporated, toll-free at 877-456-3422. (Banks and Brokers may call collect at 212-750-5833).

About AirTran Airways

AirTran Airways, a Fortune 1000 company and one of America’s largest low-fare airlines with more than 8,600 friendly, professional Crew Members, operates more than 700 daily flights to 56 destinations. The airline’s hub is at Hartsfield-Jackson Atlanta International Airport, where it is the second largest carrier. AirTran Airways’ aircraft features the fuel-efficient Boeing 737-700 and 717-200 to create America’s youngest all-Boeing fleet. The airline is also the first carrier to install XM Satellite Radio on a commercial aircraft and the only airline with Business Class and XM Satellite Radio on every flight. For reservations or more information, visit airtran.com (America Online Keyword: AirTran).

Financial and Legal Information

This document relates, in part, to the offer (the “Offer”) by AirTran Holdings, Inc., (“AirTran”) through its wholly-owned subsidiary, Galena Acquisition Corp. (“Galena”), to exchange each issued and outstanding share of common stock and Series A Junior Participating Preferred Stock and associated rights of Midwest Air Group, Inc., a Wisconsin corporation (“Midwest”), (collectively the “Rights”" and together, the “Midwest Shares”), for consideration consisting of a combination of cash and common stock, par value $0.001 per share (“AirTran Common Stock”), of AirTran having an aggregate value of $15.00 per share, comprised of $9.00 in cash and 0.5842 of a share of AirTran common stock.

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The Offer currently is scheduled to expire at 12:00 Midnight, New York City time on August 10, 2007, unless extended. AirTran and Galena have expressly reserved the right, in their sole discretion, to extend the period of time during which the Offer will remain open. Any extension will be announced no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date.

This document does not constitute an offer to purchase or the solicitation of an offer to sell which is being made only pursuant to the Offer to Exchange and related Letter of Transmittal forming part of the registration statement referred to below. The information required to be disclosed by Exchange Act Rule 14d-6(d)(1) is contained in the Prospectus and is incorporated by reference. The Offer is not being made to and nor will tenders be accepted from or on behalf of holders of securities of Midwest Air Group, Inc. in any jurisdiction in which the making of the Offer or the acceptance thereof would not comply with the laws of such jurisdiction. In those jurisdictions in the United States where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of AirTran and Galena by Morgan Stanley & Co. Incorporated and Credit Suisse Securities (USA) LLC, or by one or more registered broker or dealers under the laws of such jurisdiction.

AirTran also has filed a Registration Statement (No. 333-139917) with the Securities and Exchange Commission on Form S-4 relating to the AirTran common stock to be issued to holders of Midwest shares in the offer (the “Registration Statement”). The terms and conditions of the Offer are set forth in the prospectus, which is a part of the registration statement (the “Prospectus”), and the related Letter of Transmittal, which also are exhibits to the Schedule TO.

AirTran has announced its intent to nominate Messrs. John Albertine, Jeffrey Erickson and Charles Kalmbach for election to the board of directors of Midwest. AirTran has filed a definitive proxy statement with respect to the proposed transaction and/or nomination of persons for election to the board of directors of Midwest (the “Proxy Statement”). Investors and security holders are urged to read the Registration Statement and the Proxy Statement, as well as any other relevant documents filed with the SEC, and any amendments or supplements to those documents, because they contain or will contain important information.

Investors and security holders may obtain a free copy of the Registration Statement, the Schedule TO and the Proxy Statement and amendments and supplements to such respective documents at http://www.sec.gov. The Registration Statement, the Schedule TO and the Proxy Statement and such other documents and amendments and supplements to such respective documents may also be obtained free of charge from AirTran by directing such request to: Richard P. Magurno, Corporate Secretary, AirTran Holdings, Inc., 9955 AirTran Boulevard, Orlando, Florida 32827, or to the information agent for this offering: Innisfree M&A Incorporated, 501 Madison Avenue, New York, New York 10022.

AirTran and its wholly owned subsidiaries, Galena and AirTran New York, LLC and their respective directors and executive officers and each of Messrs. John Albertine, Jeffrey Erickson And Charles Kalmbach are participants in the solicitation of proxies from the shareholders of Midwest. Information about the directors and executive officers of AirTran and their ownership of AirTran stock is set forth in the proxy statement for AirTran’s 2007 annual meeting of shareholders.

Information about the directors and officers of Galena and the three nominees is set forth in the Proxy Statement, which has been mailed to the stockholders of Midwest. Investors may obtain additional information regarding the interests of such participants by reading the Proxy Statement.

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